As filed with the Securities and Exchange Commission on July 22, 2011

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

TELKONET, INC.

(Exact Name of Registrant as Specified in Charter)

Utah	87-0627421
(State of Incorporation)	(I.R.S. Employer Identification No.)

10200 Innovation Drive, Suite 300
Milwaukee, Wisconsin	53226
(Address of Principal Executive Offices)	(Zip Code)

____________________________________

Telkonet, Inc. 2010 Stock Option and Incentive Plan

____________________________________

Jason L. Tienor

Chief Executive Officer

Telkonet, Inc.

10200 Innovation Drive

Suite 300

Milwaukee, WI  53226

(414) 223-0473

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

C.J. Wauters

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

(414) 273-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock,

$.001 par value

10,000,000

$0.198

$1,980,000

$229.88

 (1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

 (2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act.  The price per share and offering price are calculated based on $0.198, the average of the bid and asked price per share of the Registrant’s Common Stock on the OTC Bulletin Board on July 18, 2011, in accordance with Rule 457(c) under the Securities Act.

PART I

The documents containing the information specified in Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the plan listed on the cover of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the “Exchange Act”):

(a)

The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011;

(b)

The Registrant’s current reports on Form 8-K filed March 3, 2011, March 9, 2011, March 30, 2011, April 13, 2011, April 14, 2011, May 16, 2011 and May 27, 2011; and

(c)

the description of the Registrant’s common stock, $0.001 par value (“Common Stock”), that is contained in the Registrant’s Registration Statement on Form 10-SB filed with the Commission on September 13, 1999, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers.

Section 16-10a-902 of the Utah Revised Business Corporation Act (the “Revised Act”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director of the corporation if (i) his conduct was in good faith, (ii) he reasonably believed his conduct was in, or not opposed to, the corporation’s best interests, and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.  Notwithstanding the foregoing, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) in connection with any other proceeding in which the director was adjudged liable on the basis that he derived an improper personal benefit.

Section 16-10a-903 of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he or is or was a director of the corporation, against reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding or claim with respect to which he has been successful.

Reasonable expenses, including attorneys’ fees incurred by a director who is party to a proceeding may be paid for or reimbursed by the corporation in advance of the final disposition of the proceeding, upon the satisfaction of certain conditions.

Section 16-10a-907 of the Revised Act provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905 to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to a director, if not inconsistent with public policy, and if provided for by the corporation’s articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section 16-10a-909 states that a provision contained in a corporation’s articles of incorporation, bylaws, resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise that addresses a corporation’s indemnification of or advancement of expenses to directors, is valid only if and to the extent consistent with the Revised Act.  If a corporation’s articles of incorporation limit indemnification or advance of expenses, then any indemnification or advancement is valid only to the extent consistent with the articles.

Under Section 16-10a-841 of the Revised Act, a corporation may, in its articles of incorporation, bylaws or by resolution, eliminate or limit the liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for: (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation involving an unlawful distribution or (iv) an intentional violation of criminal law.

The Registrant has adopted provisions in its amended and restated articles of incorporation, as amended, that limit the liability of its directors for monetary damages to the Registrant or its shareholders and provide for mandatory indemnification of officers and directors, for any action taken or failure to take any action, in each case to the fullest extent permitted by applicable law.  In addition, the Registrant has entered into indemnification agreements with its directors and executive officers providing for indemnification to the fullest extent permitted by applicable law and advancement of expenses, upon the satisfaction of certain conditions.

As permitted by Section 16-10a-908 of the Revised Act, the Registrant purchases and maintains insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Registrant against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power or the obligation to indemnify him against such liability under the provisions of the Registrant’s amended and restated articles of incorporation, as amended.

Item 8.  Exhibits.

5

Opinion of Snow, Christensen & Martineau, P.C. regarding legality of the Common Stock being registered

10.1

Telkonet, Inc. 2010 Stock Option and Incentive Plan

23.1

Consent of Snow, Christensen & Martineau, P.C. (included in Exhibit 5)

23.2

Consent of RBSM LLP

Item 9.  Undertakings. *

The undersigned Registrant hereby undertakes:

(a)

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)

That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

______________

*  Paragraphs correspond to Item 512(a), (b) and (h) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on July 22, 2011.

TELKONET, INC.

By:  /s/ Jason L. Tienor

Jason L. Tienor,

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jason L. Tienor Jason L. Tienor	Chief Executive Officer and Director (Principal Executive Officer)	July 22, 2011

/s/ Richard E. Mushrush Richard E. Mushrush	Controller and Acting Chief Financial Officer (Principal Accounting and Financial Officer)	July 22, 2011

/s/ William Davis William Davis	Director	July 22, 2011

/s/ Anthony J. Paoni Anthony J. Paoni	Chairman of the Board	July 22, 2011

EXHIBIT INDEX

Exhibits

5

Opinion of Snow, Christensen & Martineau, P.C. regarding legality of the Common Stock being registered

10.1

Telkonet, Inc. 2010 Stock Option and Incentive Plan

23.1

Consent of Snow, Christensen & Martineau, P.C. (included in Exhibit 5)

23.2

Consent of RBSM LLP